Exhibit 99.1

Edgewater Technology Announces Results for Fourth Quarter and Full Year 2004; Strong Fourth Quarter Revenue Growth and Improved Metrics

    WAKEFIELD, Mass.--(BUSINESS WIRE)--Feb. 16, 2005--Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today announced financial results for its fourth quarter and fiscal year ended December 31, 2004.

    Fourth Quarter Results

    Actual financial results for the quarter ended December 31, 2004 were as follows:

    -- Revenue increased 60.8% to $7.9 million, compared to $4.9 million in the third quarter of 2004 and increased 16.2%, compared to revenue of $6.8 million during the fourth quarter of 2003;

    -- Gross profit was $3.2 million or 40.4% of revenues, compared to $1.5 million or 30.5% of revenues in the third quarter of 2004 and $3.0 million or 45.0% of revenues during the fourth quarter of 2003;

    -- Utilization was 75.4% for the fourth quarter, compared to 66.0% during the third quarter of 2004 and 74.1% for the fourth quarter of 2003;

    -- Income from continuing operations was $0.2 million or $0.02 per diluted share, compared to a loss from continuing operations of ($1.0) million or ($0.09) per share for the third quarter of 2004 and income from continuing operations during the fourth quarter of 2003 of $1.6 million, or $0.14 per diluted share, which included a $1.3 million net tax benefit to record an income tax refund receivable related to a tax carry back claim;

    -- Net income amounted to $0.4 million or $0.04 per diluted share, which represents income from continuing operations of $0.2 million or $0.02 per diluted share, increased by a reversal of a portion of the Company's prior year accrual for discontinued operations in the amount of $0.2 million or $0.02 per diluted share. This reversal relates to the Company's successful resolution of certain IRS tax notices during the fourth quarter of 2004. Net loss amounted to ($1.0) million, or ($0.09) per share in the third quarter of 2004. Net income amounted to $0.6 million, or $0.05 per diluted share in the fourth quarter of 2003 due to a $1.3 million net tax benefit related primarily to a $1.4 million carry back claim. Net income was also offset by an accrual for discontinued operations in the amount of $1.0 million related to IRS assessments regarding the Company's former staffing businesses; and

    -- Positive cash flow from operating activities amounted to $1.5 million in the fourth quarter of 2004, compared to $0.5 million during the third quarter of 2004 and $2.1 million during the fourth quarter of 2003.

    Full-Year Consolidated Results

    Actual financial results for the year ended December 31, 2004 were as follows:

    -- Revenue for 2004 was $25.3 million, a 1.1% increase over revenue of $25.1 million in 2003;

    -- Gross profit was $9.7 million or 38.2% of revenue for 2004, compared to gross profit of $11.5 million or 46.0% of revenue in 2003;

    --  Utilization was 72.1% for 2004, compared to 78.7% for 2003;

    -- Loss from continuing operations amounted to ($0.8) million or ($0.07) per share in 2004. Income from continuing operations amounted to $2.0 million or $0.17 per diluted share in 2003, which included a recorded $1.1 million tax benefit related primarily to an income tax refund receivable;

    -- Net loss amounted to ($0.6) million or ($0.05) per share in 2004. Net income for 2003 amounted to $1.0 million or $0.08 per diluted share, which includes income from continuing operations of $2.0 million, offset by tax benefits and discontinued operations accruals described above concerning fourth quarter 2003 results; and

    -- Positive cash flow from operations amounted to $0.01 million in 2004, compared to $2.6 million in 2003.

    "Our fourth quarter 2004 financial results reflect strong incremental improvement in Edgewater's key operating metrics, along with the positive effects of the October 4th Ranzal acquisition, which provides the Company with a solid foundation for the coming year," stated Shirley Singleton, President and CEO of Edgewater Technology.

    Outlook for 2005

    "Edgewater has aggressively augmented core IT service capabilities to support our holistic approach to high-value IT services. The recent acquisition of Ranzal and organic investments in key vertical and technology hires are current examples of how the Company continues to address the complex and changing needs within the high-value IT services space," Singleton continued. "The intersection of vertical expertise, Business Intelligence ("BI"), Data Services, and complex transactional processing are critically important in establishing Corporate Performance Management ("CPM") and real-time metrics directly into the operational side of businesses."
    Singleton concluded, "Given the continued uncertainty of IT spending and based on current information, we are projecting our first quarter revenue levels to be flat, compared to the fourth quarter of 2004."

    Conference Call

    Edgewater Technology will host a conference call on Wednesday, February 16, at 10:00 a.m. (ET) to discuss fourth-quarter and year-end 2004 financial results. To listen to the call, you can participate by webcast at www.edgewater.com - Investor Relations section or you can dial 800-299-0148 (passcode 44908529) approximately 10 minutes prior to the call start. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 888-286-8010 (passcode 27653711) from 12:00 p.m. (ET) Wednesday,
February 16 through 11:59 p.m. (ET) Wednesday, February 23.

    About Edgewater Technology, Inc.

    Founded in 1992, Edgewater Technology is an award-winning consulting firm that specializes in combining strategic consulting, technical knowledge, and industry domain expertise to develop technology solutions that assist primarily middle-market companies and divisions of Global 2000 companies to align their processes with their purposes. This approach not only promotes increased efficiency, but also supports increased effectiveness. Targeting strategic, mission-critical applications, the Company collaborates with customers to translate business goals into technical strategies. Headquartered in Wakefield, Massachusetts, the Company services its client base throughout its network of strategically positioned solutions centers. For further information, visit www.edgewater.com or call 781-246-3343.

    Selected Financial Data:


                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                     Three Months      Twelve Months
                                        Ended              Ended
                                     December 31,       December 31,
                                     2004     2003      2004     2003
                                   ------- --------  -------- --------


Service revenues                   $7,869   $6,773   $25,322  $25,054
Cost of services                    4,687    3,724    15,659   13,540
                                   ------- --------  -------- --------
      Gross profit                  3,182    3,049     9,663   11,514

      Selling, general
       and administrative           2,902    2,623    10,154   10,080
      Depreciation and
       amortization expense           302      259       896      948
                                   ------- --------  -------- --------
            Operating (loss)
             income                   (22)     167    (1,387)     486

Interest income and other, net        186      132       556      455
                                   ------- --------  -------- --------
Income (loss) before income taxes     164      299      (831)     941

Benefit from tax, net                   -   (1,310)        -   (1,053)
                                   ------- --------  -------- --------
      Net income (loss) from
       continuing operations          164    1,609      (831)   1,994

      Income (loss) from
       discontinued
       operations, net                236   (1,020)      236   (1,020)
                                   ------- --------  -------- --------
      Net income (loss)              $400     $589    ($ 595)    $974
                                   ======= ========  ======== ========

BASIC EARNINGS PER SHARE
      From continuing operations    $0.02    $0.14   ($ 0.07)   $0.18
                                   ======= ========  ======== ========
      Discontinued operations       $0.02  ($ 0.09)    $0.02  ($ 0.09)
                                   ======= ========  ======== ========
      Net income (loss)             $0.04    $0.05   ($ 0.05)   $0.09
                                   ======= ========  ======== ========
      Weighted Average Shares
         Outstanding- Basic        11,012   11,401    11,283   11,381
                                   ======= ========  ======== ========

DILUTED EARNINGS PER SHARE
      From continuing operations    $0.02    $0.14   ($ 0.07)   $0.17
                                   ======= ========  ======== ========
      Discontinued operations       $0.02  ($ 0.09)    $0.02  ($ 0.09)
                                   ======= ========  ======== ========
      Net income (loss)             $0.04    $0.05   ($ 0.05)   $0.08
                                   ======= ========  ======== ========
      Weighted Average Shares
         Outstanding- Diluted      11,283   11,897    11,283   11,694
                                   ======= ========  ======== ========



                      EDGEWATER TECHNOLOGY, INC.
                  Summary Balance Sheet Information
                            (In thousands)
                             (Unaudited)
                                            December 31,  December 31,
                                                2004          2003
                                           ------------- -------------
Assets
Cash and marketable securities                  $33,908       $44,259
Accounts receivable, net                          5,272         3,532
Fixed assets, net                                 1,364         1,309
Deferred tax assets, net                         22,213        22,175
Intangible assets, net                           16,628        13,135
Prepaid expenses and other assets                 2,317         2,121
                                           ------------- -------------
Total Assets                                    $81,702       $86,531
                                           ============= =============

Liabilities and Equity
Accounts payable & accrued liabilities           $3,650        $3,554
Accrued payroll & related liabilities             1,091         2,009
Other liabilities                                   365            84
Stockholders' Equity                             76,596        80,884
                                           ------------- -------------
Total Liabilities & Stockholders' Equity        $81,702       $86,531
                                           ============= =============

Shares Outstanding                               10,549        11,366



    This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our fiscal 2005 outlook. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "will," "provide," "focused," "believe," "continue," "remain," "optimistic," and "emerge," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives; (4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) lack of available growth opportunities; (7) the inability to maintain, sustain or grow revenues; (8) the strength or visibility of the Company's backlog of business for 2005; (9) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws; and (10) the failure of the marketplace to embrace Corporate Performance Management or Business Intelligence ("BI") services. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2004. Edgewater disclaims any intention to update any forward- looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

    CONTACT: Edgewater Technology, Inc.
             Kevin Rhodes, 781-246-3343
             Chief Financial Officer
             or
             Barbara Warren-Sica, 781-246-3343
             Investor Relations